Exhibit 5.1

October 18, 2010

Accellent Inc.

100 Fordham Road

Wilmington, Massachusetts 01887

Ladies and Gentlemen:

We have acted as counsel to Accellent Inc., a Maryland corporation (the “Company”), and to certain subsidiaries of the Company named on Annex I hereto (collectively, the “Guarantors”) in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration by the Company and the Guarantors of resales by the selling securityholders named therein of up to $33,136,000 aggregate principal amount of 8 3/8% Senior Secured Notes due 2017 of the Company (the “Securities”) and the related guarantees (the “Guarantees”) of the Guarantors with respect to the Securities. The Securities and the Guarantees were issued under an indenture dated as of January 29, 2010 (the “Indenture”) among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and limited liability company and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that (1) the Indenture is the valid and legally binding obligation of the Trustee and (2) the Securities have been duly authenticated by the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Securities constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. The Guarantees constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to the validity, legally binding effect or enforceability of any provisions of the Indenture or the Securities that requires or relates to payment of any interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. We express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Sections 4.06, 4.15(2), 10.01, 14.07 and 14.09 of the Indenture, or (ii) the severability provisions contained in Section 14.13 of the Indenture.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the States of California, Colorado and Virginia, we have relied upon the opinion of Hogan Lovells US LLP, dated the date hereof. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the States of Maryland, Nevada and Tennessee, we have relied upon the respective opinions of Venable LLP, Snell & Wilmer L.L.P. and Bass, Berry & Sims PLC, dated the date hereof.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including, in each case, the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the law of the States of California, Colorado, Maryland, Nevada, Tennessee and Virginia.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

Simpson Thacher & Bartlett LLP

Annex I

Guarantors

Name of Guarantor	Jurisdiction of Incorporation/Formation
Accellent LLC	Colorado
American Technical Molding, Inc.	California
Brimfield Acquisition, LLC	Delaware
Brimfield Precision, LLC	Delaware
CE Huntsville, LLC	Delaware
G&D, LLC	Colorado
Kelco Acquisition LLC	Delaware
Machining Technology Group, LLC	Tennessee
MedSource Technologies Holdings, LLC	Delaware
MedSource Technologies Pittsburgh, Inc.	Delaware
MedSource Technologies, LLC	Delaware
MedSource Technologies, Newton Inc.	Delaware
MedSource Trenton LLC	Delaware
Micro-Guide, Inc.	California
National Wire & Stamping, Inc.	Colorado
Noble-Met LLC	Virginia
Portlyn, LLC	Delaware
Spectrum Manufacturing, Inc.	Nevada
Thermat Acquisition, LLC	Delaware
UTI Holding Company	Delaware
UTI Holdings, LLC	Delaware
Venusa, Ltd.	New York